Investors/Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Media: Felicia Vonella / Kellie Walsh Lazar Partners Ltd. (212) 867-1762 / (646) 871-8480 fvonella@lazarpartners.com kwalsh@lazarpartners.com

Ventiv Health Acquires Pharmaceutical Resource Solutions
Strengthening Service Offering of its Commercial Services Division

SOMERSET, N.J., August 8, 2005 - Ventiv Health, Inc. (NASDAQ: VTIV) today announced that it has successfully completed the acquisition of privately-held Pharmaceutical Resource Solutions, LLC (PRS), a leading provider of compliance management and marketing support services based in Horsham, Pennsylvania. Acquisition highlights include:

•	Strengthened Service Offerings: PRS’ expertise in sample management and marketing support further strengthens Ventiv’s offerings in these areas

•	Solidified Leadership Position: Ventiv strengthens its market position among smaller sized companies, a niche space for PRS, thereby further expanding its offerings from large and mid-sized companies

The transaction is valued at $13 million and will be modestly accretive to 2005 earnings.

Eran Broshy, Ventiv’s CEO, stated, “This acquisition is consistent with our overall business strategy to identify and evaluate companies that will further enhance our pharmaceutical services offerings. The addition of PRS not only allows us to expand our existing sample management and marketing support service offerings, but also enhances our platform for reaching smaller sized companies, a key audience for outsourced services.”

PRS will be integrated into the Ventiv organization and two of its Principals, Robert Melillo and Joseph Melillo will join the Ventiv Commercial Services Group in business development and operations roles, respectively.

“PRS is a niche player in the sample management and marketing support arena,” said Terrell Herring, President and COO of VCS. “We look forward to working closely with Bob and Joe to expand the services we currently offer through our Franklin Group and PROMOTECH divisions.”

Robert Melillo, Principal, Pharmaceutical Resource Solutions, commented, “Ventiv is an ideal partner for PRS. This combination provides the scale we need to pursue larger sample management and marketing support service agreements as well as access to an extensive list of new service offerings that we can market to our clients. We are looking forward to joining the Ventiv team.”

About Ventiv Health
Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

About Pharmaceutical Resource Solutions
PRS, LLC is a compliance management and marketing support services company dedicated to the pharmaceutical and healthcare industry. The company is a trusted partner of over 20 pharmaceutical companies who rely on its expertise in the design and implementation of sales and marketing initiatives.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

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